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                                                                      EXHIBIT 99




                                 CONTACT:   Investor:
                                            Cynthia T. Gordon
                                            Senior Director, Investor Relations
                                            (972) 580-5047

                                            Media:
                                            Mary Forte
                                            Executive Vice President
                                            Chief Administrative Officer
                                            (972) 580-4810

FOR IMMEDIATE RELEASE


                         ZALE ANNOUNCES SUCCESSION PLAN

         DALLAS, Texas, September 7, 1999 - Zale Corporation (NYSE: ZLC) said today that Robert J. DiNicola, 51, Chairman and Chief Executive Officer of the Corporation since April 1994, has announced his intention to step down as CEO of the Corporation. Mr. DiNicola will remain with the Corporation as the Chairman of the Board.

         Ms. Beryl Raff, previously President and Chief Operating Officer of the Corporation, will immediately assume the new title and responsibilities of President and Chief Executive Officer. Ms. Raff has also been elected to the Board of Directors of the Corporation.

         Commenting on the succession plan, Mr. DiNicola said, "These changes in title and responsibility are primarily designed to facilitate an orderly transition while positioning the business for continued growth. No changes are anticipated either in the corporate direction or in the daily operations of the company. These moves are essentially strategic and long-term in nature."






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ZALE ANNOUNCES SUCCESSION PLAN
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         Mr. DiNicola went on to say, "After five years, I am very proud of all that we have accomplished here at Zale Corporation. We repaired a very broken business; we repositioned it for long-term growth; we rejuvenated a dormant brand; and we re-established the Corporation as one of the nation's leading specialty retailers. However, the achievement that I am most proud of is the development over the past several years of one of the strongest management teams in the entire industry. We now possess, at every level, a very balanced organization with tremendous depth. Quite frankly, that is why today I am able to make this announcement."

         Commenting further, Mr. DiNicola said, "Under Beryl's strong guidance, our growth plan remains consistent. She is unquestionably one of the finest merchants that I have worked with during my 27 years in the business. Her knowledge and passion for jewelry is unparalleled in the market. As President and Chief Operating Officer of the Corporation for the past two years, Beryl has been an outstanding partner who has worked very closely with me on every aspect of the business. She is extremely well-prepared for this expanded role, and I am particularly pleased both personally and professionally to have Beryl at the helm."

         "With regard to my own plans," Mr. DiNicola said, "I look forward to devoting more of my energies to the many strategic opportunities available to the Corporation. As everyone knows, the pace of change has never been more dramatic. With our operating fundamentals securely in place and with our strategic objectives clearly set, I will now be able to spend much more time evaluating those global issues affecting our future. I look forward to continuing to contribute to the Corporation's success as Chairman of the Board."



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ZALE ANNOUNCES SUCCESSION PLAN
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         Zale Corporation operates approximately 1,330 specialty retail jewelry stores located throughout the United States, Canada and Puerto Rico, and online, including Zales Jewelers, Zales Outlet, Zales Direct at www.zales.com., Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers. Additional information on Zale Corporation and its operating divisions is available on the Internet at www.zalecorp.com.

This release includes certain forward-looking information that is based upon management's beliefs as well as on assumptions made by and data currently available to management. This information which has been, or in the future may be, included in reliance on the "safe harbor" provisions in the Private Securities Litigation Reform Act of 1995, is subject to a number of risks and uncertainties, including but not limited to the factors identified in the Company's 10-K and other documents filed with the Securities and Exchange Commission. Actual results may differ materially from those anticipated in such forward-looking statements even if experience of future changes make it clear that any projected results expressed or implied therein may not be realized. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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